Exhibit 21

Professional Diversity Network, Inc.

Subsidiaries

As of March 31, 2024

Subsidiary	Jurisdiction of Incorporation or Formation
NAPW, Inc.	Delaware
RemoteMore USA, Inc.	Delaware
Expo Experts Events, LLC	Ohio